SMC CORPORATION  EXHIBIT 11
STATEMENT OF CALCULATION OF AVERAGE
COMMON SHARES OUTSTANDING

                                                           Three Months            Nine Months
                                                               Ended                  Ended
                                                        September 30, 2000      September 30, 2000
                                                        ------------------      ------------------
Basic Earnings Per Share:
Weighted average number of shares                            5,763,153              5,774,741
                                                             =========              =========

Diluted Earnings Per Share:
    Weighted average number of shares                        5,763,153              5,774,741
    Stock option plan shares to be issued at prices
       ranging from $3.813 to $9.00 per share                    --                     --
                                                             ---------              ---------

            Total Diluted Shares                             5,763,153              5,774,741
                                                             =========              =========


Due to the Company's average stock price through September 30, 2000, stock options accounted for using the treasury stock method would be antidilutive.





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